                                                                   EXHIBIT 10.81

                                  EXHIBIT 10.81

                                 JOHN SCHWARTZ
                   AMENDED AND RESTATED CONSULTING AGREEMENT

                                                                   EXHIBIT 10.81

                      CONSULTING SERVICES AGREEMENT BETWEEN

                             CYTOTHERAPEUTICS, INC.
                                       AND
                                  JOHN SCHWARTZ

THIS CONSULTING SERVICES AGREEMENT (hereinafter referred to as the "Agreement") effective as of the 27th day of July, 1998 (the "Effective Date"), as amended and restated as of this 19th day of December, 1998, by and between CytoTherapeutics, Inc., a corporation organized under the laws of the state of Delaware with a place of business at 701 George Washington Highway, Lincoln, Rhode Island 02865 (hereinafter referred to as "Company"), and John Schwartz, an individual, with a place of business at 110 Atherton Avenue, Atherton, California 94207 (hereinafter referred to as "Consultant").

In consideration of the promises and mutual covenants contained herein and on the terms and conditions hereinafter set forth, it is agreed as follows:

1. PROVISION OF SERVICES - Consultant shall provide to Company, at the direction of the Company's Chief Executive Officer and in cooperation with the Officers, employees and Directors of the Company, up to twenty (20) hours per month of strategic business advice and counsel ("Services"). In addition, when requested in writing by the Company's Chief Executive Officer, Consultant shall use his business judgment and experience to materially participate in the negotiation and consummation of a strategic collaboration transaction with third parties designated by the Company's Chief Executive Officer ("Additional Services"). Such Additional Services are not subject to the twenty (20) hours per month limit established for the Services.

2. COMPENSATION - (a) Company agrees and shall compensate Consultant in consideration of his performance of the Services and the Additional Services as follows:

      (1) Within ten (10) business days of the execution of this Agreement, and as compensation for Services rendered during the period of September 27, 1997 through July 26, 1998, the sum of Fifty Thousand Dollars ($50,000) in cash, plus a fully vested option, exercisable for a period of 10 years from the Effective Date, to purchase 20,000 shares of Company's common stock with an exercise price equal to the closing bid price for the shares of the Company's common stock as quoted by the Nasdaq stock market for the Effective Date of this Agreement ($1.281 per share);

      (2) For Services to be rendered during the Term of this Agreement, Consultant shall be paid the sum of Five Thousand Dollars ($5,000) in cash per month on each of the monthly anniversaries of the Effective Date, for a total cash compensation of One Hundred Twenty Thousand Dollars ($120,000) during the Term of this Agreement. In addition, Consultant shall receive upon execution of this Agreement an option to purchase 76,000 shares of the Company's common stock with an exercise price equal to the closing bid price for the shares of the Company's common stock as quoted by the Nasdaq stock market for the Effective Date of this Agreement (the "Initial Option"), and on July 27, 1999, the first anniversary of the Effective Date, an option to purchase 48,000 shares of the Company's common stock with an exercise price equal to the closing bid price for the shares of the Company's common stock as quoted by the Nasdaq stock market for the date of such grant (the "Supplemental Option"). The Initial Option shall vest at the rate of 3,167 shares per month for the first 23 months, with a final vesting of 3,159 shares in the 24th month. The Supplemental Option, when granted, will vest at the rate of 2,000 shares per month for 24 months. Both the Initial Option and the Supplemental Option shall be exercisable for a period of 10 years from the date of the initial grant.

      (3) For the Additional Services, upon the consummation of a strategic collaboration transaction with such third party designated by the Company's Chief Executive Officer in accordance with Section 1 hereof (the "Collaboration Agreement"), Consultant shall be paid a fee equal to three percent (3%) of the Transaction Consideration, as defined below (the "Additional Fee"), in accordance with the following terms:

            (i) Payment of the Additional Fee shall be made within thirty (30) days of the end of each calendar year and each such Additional Fee payment shall be calculated on the basis of the Transaction Consideration actually received by the Company in the immediately preceding calendar year.

            (ii) The Additional Fee shall be paid fifty percent (50%) in cash and fifty percent (50%) in the form of an option or warrant, at the election of the Company (the "Option"), to purchase registered shares of the Company's common stock, each such Option being based on the following terms:

            (A) The number of shares included in each such Option shall be calculated by dividing the sum equal to one and a half percent (1.5%) of the Transaction Consideration actually received in the immediately preceding calendar year by the average closing bid price for the common stock of the Company as quoted by the Nasdaq stock market for the ten (10) trading days beginning thirty (30) days immediately preceding the first public announcement by the Company to occur (the "Closing Bid Price") concerning (x) the consummation of the Collaboration Agreement, or (y) the execution of a Letter of Intent with respect to the Collaboration Agreement, or (z) the confirmation of the existence of any discussions concerning the Collaboration Agreement;

            (B) Each such Option shall be fully vested upon their issuance, shall bear an exercise price of twenty cents ($ 0.20) per share and shall be exercisable for a period of ten years from the date of their respective issuance.

            (iii) The Additional Fee shall be due and payable to Consultant for each calendar year, or portion thereof, of the original term of the Collaboration Agreement, as envisaged and specified under the terms thereof, provided the Company receives Transaction Consideration within such calendar year or portion thereof. No Additional Fee shall be due and payable to Consultant for any renewal period or extension of the original term of the Collaboration Agreement.

            (iv) In the event of (a) the sale and transfer of all or substantially all of the assets of the Company, or (b) any transaction as a result of which any one individual or entity owns thirty percent (30%) or more of the common stock of the Company (hereinafter "Change of Control"), then any Additional Fee which would be due to Consultant during the remaining portion of the original term of the Collaboration Agreement, as envisaged and specified under the terms of thereof, shall be accelerated and become due and payable within thirty (30) days of such Change of Control. Solely for the purposes of this Section 2(a)(3)(iv), the accelerated Additional Fee shall be calculated on all Transaction Consideration due during the remaining portion of the original term of the Collaboration Agreement, but shall exclude any contingent payments which would only be due upon the occurrence of a milestone event.

                  For purposes of this Agreement, "Transaction Consideration" means the total proceeds and other consideration paid and to be paid or contributed and to be contributed to the Company pursuant to a Collaboration Agreement and any amendment, modification, novation, accord and satisfaction thereof, including: (i) cash; (ii) notes, loans, and letters of credit at the face value thereof, (iii) securities, and other tangible and intangible property at the fair market value thereof; and (iv) payments to be made to Company in installments, such as annual sponsored research payments and milestone payments for the achievement of established criteria, but excluding royalties.

      (b) In addition to the compensation set forth in paragraph 2(a) above, the Company agrees to reimburse Consultant for reasonable out-of-pocket expenses actually incurred by Consultant in the performance of the Services and the Additional Services, including, but not limited to telephone and facsimile charges and calls, car rental, lodging, travel expenses, meals and associated expenses.

3. TERM - This Agreement shall enter into force and effect as of the Effective Date and shall remain in force and effect for a period of twenty-four (24) months (the "Term"). In the event this Agreement shall not be renewed beyond such Term, any provisions which by their nature and/or provisions extend beyond the Term of this Agreement shall survive the expiration of this Agreement and be binding on the parties hereto with full force and effect.

4. CONFIDENTIALITY OF INFORMATION AND DOCUMENTS - In the event that Company shall submit information and/or documents to Consultant in order to permit him to perform the Services required under this Agreement, Consultant shall keep such information and/or documents in the strictest confidence using the same degree of care that Consultant uses in safeguarding his own confidential information both during and after the completion of the services under this Agreement and for a period of ten (10) years after completion of the Services, unless it shall receive from Company the consent of Company in writing to disclose it. However, nothing herein shall be interpreted as preventing Consultant from disclosing and/or using said information or documents which (i) are already rightfully in the possession of Consultant without obligation of confidence, but were not obtained directly or indirectly from Company or its affiliates; or (ii) are independently developed by Consultant not as part of the Services rendered or called for under the terms of this Agreement; or (iii) are or become available to the general public without breach of this Agreement; or (iv) are rightfully received by Consultant from a third party who is not under obligation of confidence, but who did not obtain them directly or indirectly from Company or its affiliates; or (v) are required to be disclosed pursuant to law or court order, or as may be authorized by Company.

5. LIABILITY OF CONSULTANT - In furnishing Company with the Services provided herein, Consultant shall not be liable to Company or its creditors for errors of judgment or for any matters, except for willful malfeasance, bad faith or gross negligence in the performance of the Services or Additional Services or the reckless disregard of its obligations and duties under the terms of this Agreement. It is further agreed and understood that Consultant may rely upon information furnished to it by Company which Consultant reasonably believes to be accurate and reliable and that, except as provided herein, Consultant shall not be accountable for any loss suffered by Company by the reason of Company's action or non-action on the basis of any advice, recommendation or approval of Consultant, except as provided above.

6. INDEPENDENT CONTRACTOR - Execution of this Agreement in no way creates, nor shall this Agreement be interpreted or construed as creating, an employment, agency, partnership or joint venture relationship between Company and Consultant and it is understood Consultant will be acting as an independent contractor

7.    MISCELLANEOUS

      a. OTHER ACTIVITIES OF CONSULTANT. Company recognizes that Consultant now renders and may continue to render management and other advisory services to other companies which may or may not have policies and conduct activities similar to those of Company. Consultant shall be free to render such advice and other services and Company hereby consents thereto. Consultant shall not be required to devote its full time and attention to the performance of the Services or the Additional Services hereunder to Company, but shall only devote so much of its time and attention as Company and Consultant mutually deem reasonable and necessary for such Services and Additional Services.

      b. CONTROL. Nothing contained herein shall be deemed to require Company to take any action contrary to its Certificate of Incorporation or By-Laws, or any applicable statute or regulation, or to deprive its Officers and Board of Directors of their responsibility for any control of the conduct or the affairs of Company.

      c. This Agreement, read together with the letters addressed by the Company to Consultant dated July 27, 1998 and August 11, 1998 (copies of which are attached hereto), shall constitute the entire agreement between Company and Consultant relating to the Services to be performed, and no representations, promises, understandings, or agreements, oral or otherwise, not herein contained shall be of any force or effect. No modification or waiver of any provision of this Agreement shall be valid unless it is in writing and signed by both Company and Consultant. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

      d. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

      e. In the event of any litigation between the parties to declare or enforce any provision of this Agreement, the prevailing party shall be entitle to recover from the losing party, in addition to any other recovery and costs, reasonable attorney's fees and costs incurred in such litigation, in both the trial and in the appellate courts.

IN WITNESS WHEREOF, the parties hereto, by their duly authorized representatives, have signed this Agreement as of the date first above written.


JOHN SCHWARTZ                                   CYTOTHERAPEUTICS, INC.


By:                                             By:
   ----------------------------                     Richard M. Rose, M.D.
      John Schwartz                                 President &
                                                    Chief Executive Officer